Exhibit 99.1

For Release at 1:05 p.m., PDT on 8/12/15

Iteris Reports Continued Strength in Transportation Sector and Increasing Momentum in Precision Agriculture Sector

- Revenues Up to $18.4 Million; Initial ClearAg Bookings;

Expanded Patent and Product Portfolios -

SANTA ANA, Calif. — August 12, 2015 — Iteris, Inc. (NYSE MKT: ITI), a leader in providing information solutions to the transportation and agriculture markets, reported financial results for its fiscal first quarter for year ending March 31, 2016.

Fiscal Q1 2016 Highlights

•                  Roadway Sensors revenues up 10% YOY to $9.9 million

•                  Total gross margin improved 400 basis points YOY to 41.6

•                  Total backlog increased 17% YOY to $45.3 million

•                  Precision Agriculture deal pipeline building

•                  Eight new patent awards for our core Agriculture technology

•                  Repurchased approximately 402,000 shares of common stock for $735,000

Management Commentary

“We are very pleased with the results of Q1 of our fiscal year 2016.  We saw continued strength in our Transportation sector businesses with increases in both revenue and gross margin.  Once again, this growth was driven by a 10% increase in our Sensors business,” said Kevin Daly, interim president and CEO of Iteris. “In our Agriculture sector, we saw progress on a number of important fronts: in our core technology, we received eight additional patents, we broadened our base with new product offerings, and we have booked initial business in three different product categories.  Additionally, we have had a number of key customers testing our Agriculture products that we feel will result in new business in the next quarter.

“We are also very encouraged to see substantial strategic formation in the Transportation sector.  The transportation market is being energized by new initiatives such as Connected Vehicles.  We showcased a number of key Iteris technologies at the premier Connected Vehicle event over the last quarter — including the grand opening of Mcity, a national connected and automated vehicle evaluation facility at the University of Michigan.   We feel strongly that we are strategically positioned to benefit from the new directives driving the Transportation industry.

GAAP Fiscal Q1 2016 Financial Results

Total revenues in the first quarter of 2016 increased to $18.4 million compared to $18.1 million in the same quarter a year ago. This was primarily driven by a 10% increase in Roadway Sensors sales, while Transportation Systems revenues and Performance Analytics (formerly known as iPerform) were down 4% and 24%, respectively.

Gross margin in the first quarter increased 400 basis points to 41.6% compared to 37.6% in the same quarter a year ago.  The increase in gross margin was primarily attributable to improved gross margins within the Roadway Sensors segment, as well as an overall increase in Roadway Sensors sales as a percentage of total company sales to approximately 54%, compared to approximately 50% in the same quarter a year ago.  The increase in gross margins was also attributable, to a lesser extent, by improved Transportation Systems gross margins.

Operating expenses in the first quarter increased to $8.1 million compared to $6.9 million in the same quarter a year ago. The increase was primarily due to increases in selling, general and administrative expenses, including increased headcount, particularly in Performance Analytics sales and marketing for the hiring of additional business development resources for the ClearAg solutions. The increase operating expenses was also attributable to the increase in research and development costs, including an increase in planned investments in Performance Analytics ClearAg technical developments, and an increase in time and resources spent pursuing intellectual property and establishing patents.

Operating loss in the first quarter was $446,000 compared to an operating loss of $95,000 in the same quarter a year ago. Net loss in the first quarter was $192,000 or ($0.01) per share, compared to a net loss of $19,000 or ($0.00) per share in the year-ago quarter.

Total backlog at the end of the first quarter increased 17% to $45.3 million compared to $38.8 million in the year-ago quarter. Backlog was comprised of $34.1 million in Transportation Systems, $3.5 million in Performance Analytics, and $7.8 million in Roadway Sensors.

Non-GAAP Fiscal Q1 2016 Financial Results

In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company has included the following non-GAAP financial measures:  non-GAAP operating expenses, non-GAAP operating loss, non-GAAP loss and non-GAAP basic and diluted loss per share.  These non-GAAP financial measures exclude the following items: (a) audit fee overruns; (b) financial consulting service fees; (c) severance and transition costs to the Company’s former Chief Executive Officer; and (d) the tax effect of the foregoing non-GAAP adjustments.  A discussion of the Company’s use of these non-GAAP financial measures is set forth below in the financial statements portion of this release under the heading “Non-GAAP Financial Measures and Reconciliation,” which also includes a reconciliation of such non-GAAP financial measures to their most comparable GAAP financial measures for the three months ended June 30, 2015 and 2014.

Total revenues in the first quarter of 2016 increased to $18.4 million compared to $18.1 million in the same quarter a year ago. This was primarily driven by a 10% increase in Roadway Sensors sales, while Transportation Systems revenues and Performance Analytics (formerly known as iPerform) were down 4% and 24%, respectively.

Gross margin in the first quarter increased 400 basis points to 41.6% compared to 37.6% in the same quarter a year ago.  The increase in gross margin was primarily attributable to improved gross margins within the Roadway Sensors segment, as well as an overall increase in Roadway Sensors sales as a percentage of total company sales to approximately 54%, compared to approximately 50% in the same quarter a year ago.  The increase in gross margins was also attributable, to a lesser extent, by improved Transportation Systems gross margins.

Non-GAAP operating expenses in the first quarter increased to $7.7 million compared to $6.5 million in the same quarter a year ago. The increase was primarily due to increases in selling, general and administrative expenses, including increased headcount, particularly in Performance Analytics sales and marketing for the hiring of additional business development resources for the ClearAg solutions. The increase operating expenses was also attributable to the increase in research and development costs, including an increase in planned investments in Performance Analytics ClearAg technical developments, and an increase in time and resources spent pursuing intellectual property and establishing patents.

Non-GAAP operating loss in the first quarter was ($49,000) compared to operating income of $281,000 in the same quarter a year ago. Non-GAAP net income in the first quarter was $54,000 or $0.00 per share, compared to net income of $214,000 or $0.01 per share in the same quarter a year ago.

Conference Call

Iteris will conduct a conference call today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss its fiscal first quarter 2016 results.

Iteris’ interim CEO Kevin Daly and CFO Andy Schmidt will host the call, followed by a question and answer period.  Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.  If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

Date: Wednesday, August 12, 2015

Time:  4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Toll-free dial-in number: 1-888-539-3612

International dial-in number: 1-719-325-2393

Conference ID: 2707158

To listen to the live webcast or view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through August 26, 2015.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 2707158

About Iteris, Inc.

Iteris, Inc. (NYSE MKT: ITI) is a leader in providing information solutions to the transportation and agriculture markets. We are focused on providing this information to practitioners in these markets to improve their effectiveness and efficiency. By combining our expertise, unique IP and information infrastructure in a suite of products and services, Iteris offers a broad range of solutions to both domestic and international customers. The firm is headquartered in Santa Ana, California, with offices throughout the U.S. and in select locations internationally. For more information, please visit www.iteris.com or call 1-888-329-4483. Also visit us on Facebook, Twitter, and YouTube.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated growth opportunities, the impact and success of new product introductions and acquisitions, our future performance, growth, operating results, financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, constraints and delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; the potential impact of the recently extended Federal Highway Bill on the Intelligent Transportation industry and the expected benefits to Iteris; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing products and technologies the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully identify, complete and integrate acquisitions of products, technologies and companies; any softness in the real estate development market, and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Contact:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Investor Relations

Tel 1-949-574-3860

ITI@liolios.com

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	March 31,
	2015	2015
	(unaudited)
ASSETS:
Cash	$18,896	$21,961
Trade accounts receivable, net	11,653	11,206
Costs and estimated earnings in excess of billings on uncompleted contracts	4,195	4,266
Inventories	3,026	3,062
Prepaid expenses and other current assets	1,876	1,338
Current portion of deferred income taxes	2,680	2,680
Total current assets	42,326	44,513

Property and equipment, net	2,162	1,990
Long-term portion of deferred income taxes	5,784	5,610
Goodwill	17,318	17,318
Intangible and other assets, net	1,052	1,201
Total assets	$68,642	$70,632

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other current liabilities	$10,950	$12,106
Billings in excess of costs and estimated earnings on uncompleted contracts	1,573	1,549
Total current liabilities	12,523	13,655
Long-term liabilities	995	1,009
Total liabilities	13,518	14,664
Stockholders’ equity	55,124	55,968
Total liabilities and stockholders’ equity	$68,642	$70,632

ITERIS, INC.

UNAUDITED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	June 30,
	2015	2014

Total revenues	$18,365	$18,116
Cost of revenues	10,728	11,309
Gross profit	7,637	6,807
Operating expenses:
Selling, general and administrative	6,488	5,700
Research and development	1,503	1,079
Amortization of intangible assets	92	119
Change in fair value of contingent acquisition consideration	—	4
Total operating expenses	8,083	6,902
Operating loss	(446)	(95)
Non-operating (expense) income:
Other (expense), net	—	(3)
Interest income, net	4	1
Loss from continuing operations before income taxes	(442)	(97)
Benefit for income taxes	198	29
Loss from continuing operations	(244)	(68)
Gain on sale of discontinued operation, net of tax	52	49
Net loss	$(192)	$(19)

Loss per share from continuing operations — basic and diluted	$(0.01)	$(0.00)
Gain per share from sale of discontinued operation — basic and diluted	$0.00	$0.00
Net loss per share - basic and diluted	$(0.01)	$(0.00)

Shares used in basic per share calculations	32,203	32,657
Shares used in diluted per share calculations	32,203	32,657

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	Performance Analytics	Iteris, Inc.
Three Months Ended June 30, 2015
Total revenues	$9,905	$7,378	$1,082	$18,365

Segment operating income (loss)	$2,602	$927	$(1,666)	$1,863
Corporate and other income (expense), net				(2,217)
Amortization of intangible assets				(92)
Change in fair value of contingent acquisition consideration				—
Operating loss				$(446)

	Roadway Sensors	Transportation Systems	Performance Analytics	Iteris, Inc.
Three Months Ended June 30, 2014
Total revenues	$9,020	$7,665	$1,431	$18,116

Segment operating income (loss)	$1,797	$854	$(694)	$1,957
Corporate and other income (expense), net				(1,929)
Amortization of intangible assets				(119)
Change in fair value of contingent acquisition consideration				(4)
Operating loss				$(95)

ITERIS, INC.

Non-GAAP Financial Measures and Reconciliation

In addition to results presented in accordance with GAAP, the Company has included the following non-GAAP financial measures in this release:  non-GAAP operating expenses, non-GAAP operating (loss) income, non-GAAP net income and non-GAAP basic and diluted earnings per share from continuing operations.  These non-GAAP financial measures exclude the following items: (a) audit fee overruns; (b) financial consulting services; (c) severance payable to the Company’s former Chief Executive Officer; and (d) the estimated income tax effect of the foregoing non-GAAP adjustments.

Iteris believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Iteris’ management believes that the use of these non-GAAP financial measures provides consistency and comparability among and between results from prior periods or forecasts and future prospects, and also facilitates comparisons with other companies in its industry.  The Company’s management believes that the exclusion of the items described above provides insight into core operating results, the ability to generate cash and underlying business trends affecting performance. Iteris has chosen to provide this information to investors to enable them to perform additional analysis of past, present and future operating performance and as a supplemental means to evaluate ongoing core operations.

Management uses certain non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Details of the items excluded from GAAP financial results in calculating non-GAAP financial measures and explanatory footnotes are as follows:

a)             Audit fee overruns were calculated as the amount of audit fees that exceeded the expected fees per the Company’s audit engagement letters.  For the audit of Fiscal 2015, approximately $150,000 of fee overruns were recorded into the first fiscal quarter of 2016.  For the audit of Fiscal 2014, approximately $345,000 of fee overruns were recorded into the first fiscal quarter of 2015.

b)             Management engaged financial consulting service firms to assist with the completion of its Fiscal 2015 and Fiscal 2014 audits, which were incurred during the first quarters of Fiscal 2016 and Fiscal 2015, respectively.

c)              On February 25, 2015, the Company’s Chief Executive Officer resigned and, as a result, the Company incurred approximately $86,000 in severance related expenses in the first fiscal quarter of 2016.

d)             The amount represents the estimated income tax effect of the non-GAAP adjustments. The tax effect of non-GAAP adjustments was calculated by applying the applicable estimated tax rate of 38% to each specific non-GAAP item.

Iteris, Inc.

Schedule Reconciling GAAP Net (Loss) to Non-GAAP Net Income

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended
	June 30,	June 30,
	2015	2014

GAAP net loss	$(192)	$(19)

GAAP loss per share from continuing operations - basic and diluted	$(0.01)	$(0.00)

The non-GAAP amounts have been adjusted to exclude the following items:

Excluded from operating expenses
Audit Fee overrun (a)	$(150)	$(345)
Financial consulting services (b)	(161)	(31)
Executive management severance costs (c)	(86)	—
Total excluded from operating expenses	$(397)	$(376)

Total excluded operating loss	$(397)	$(376)

Income tax effect on non-GAAP adjustments (d)	151	143
Total excluded from operating expenses after taxes	$(246)	$(233)

Non-GAAP net income	$54	$214

Non-GAAP income per share from continuing operations - basic and diluted	$0.00	$0.01

(a) - (d)  See corresponding footnotes above.

Iteris, Inc.

Schedule Reconciling GAAP Operating (Loss) to Non-GAAP Operating (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended
	June 30,	June 30,
	2015	2014
GAAP operating expenses	$8,083	$6,902
Audit Fee overrun (a)	(150)	(345)
Financial consulting services (b)	(161)	(31)
Executive management severance costs (c)	(86)	—
Non-GAAP operating expenses	$7,686	$6,526

GAAP operating loss	$(446)	$(95)
Audit Fee overrun (a)	(150)	(345)
Financial consulting services (b)	(161)	(31)
Executive management severance costs (c)	(86)	—
Non-GAAP operating (loss) income	$(49)	$281